As filed with the Securities and Exchange Commission on June 27, 2005

Registration No. 333-112040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 5 to Form S-1

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence P. English

Chief Executive Officer

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Miles & Stockbridge, P.C.

1751 Pinnacle Drive, Suite 500

McLean, Virginia 22102

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	11,586,438	(1)	$3.175	(2)	$36,786,940	(2)	$2,977	(3)

(1)	This number comprises shares of Common Stock (“Shares”) underlying warrants and Shares previously issued upon the exercise of warrants.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of Common Stock reported on the Over-The-Counter Bulletin Board as of January 15, 2004.
(3)	Amount of registration fee previously paid to SEC with January 21, 2004 filing.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 5 to Form S-1 on Form S-3 is being filed, in part, to convert QuadraMed Corporation’s Registration Statement on Form S-1 and the amendments thereto (No. 333-112040) into a Registration Statement on Form S-3. The Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION, DATED JUNE 27, 2005

11,586,438 Shares of Common Stock, par value $0.01 per share

QuadraMed Corporation

This prospectus relates to the offer and resale, from time to time, of up to 11,586,438 shares of QuadraMed Corporation’s common stock, par value $0.01. These shares are being offered to the public market by those individuals named in the section of this prospectus entitled “Selling Holders”. We will not receive any proceeds from the sale of the common stock, but we will bear the costs relating to the registration of the common stock.

The selling holders may sell the common stock covered by this prospectus through various means, including directly to purchasers or through underwriters, broker-dealers, and agents. If the common stock is sold through underwriters, broker-dealers, or agents, these parties may be compensated for their services in the form of discounts or commissions, which is deemed to be “underwriting compensation”. If required, the selling holders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement. For additional information on the selling holders’ possible methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution”.

We issued warrants to purchase 11,586,438 shares of our common stock in April 2003. As of June 24, 2005, a total of 8,301,956 of these warrants had been exercised. The warrants have a term of 5 years, have an exercise price of $0.01 per share and are subject to certain anti-dilution provisions. The shares of common stock being registered in this registration statement constitute shares underlying, or issued upon the exercise of, these warrants.

Our common stock is currently traded on the American Stock Exchange (symbol: QD). As of June 24, 2005, the high and low prices for our common stock were $1.75 and $1.65 per share, respectively, on the American Stock Exchange.

Investing in our common stock involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

We have obtained trademark registrations in the United States for most of our corporate and product trademarks, including QuadraMed®, Affinity®, and Quantim® among others. This prospectus also contains other product names, trade names and trademarks of ours, as well as those of other organizations. All other brand names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

Our Company

We provide healthcare information technology products and services that help healthcare providers to improve the quality of the care they deliver and the efficiency with which it is delivered. We accomplish our mission by developing and implementing sophisticated, user-friendly software applications designed and developed by the healthcare professionals and software specialists we employ.

Our products are designed to eliminate paper, improve processes, and decrease error through the efficient management of patient clinical and financial records. They are suitable for acute care hospitals, specialty hospitals, Veterans Health Administration facilities and associated/affiliated businesses such as outpatient clinics, long-term care facilities, and rehabilitation hospitals and are used by healthcare organizations of varying size – from small single entity hospitals to large multi-facility care delivery organizations. Our products are sold as standalone, bundled, or fully integrated software packages. We also provide services to support the hospital’s collection of receivables and its administration of contractual reimbursements from managed care companies. Approximately 2,000 healthcare provider facilities are utilizing at least one QuadraMed product.

Our headquarters office is located at 12110 Sunset Hills Road, Reston, Virginia in the Washington, D.C. metropolitan area. The Company was founded in 1993 and reincorporated in Delaware in 1996. Our telephone number is (703) 709-2300. Our website can be found at www.quadramed.com where all of our current Securities and Exchange Commission (“SEC”) filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC.

The Offering

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling holders.

Risk Factors	An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section and the other sections of this prospectus, in addition to the documents which we incorporate by reference.

Common Stock

Common Stock offered by the selling holders	Up to 11,586,438 shares, of which 8,301,956 shares are issued and outstanding and 3,284,482 shares which may be issued upon the exercise of warrants, held by the selling holders, including their transferees, pledgees, donees, or other successors.

Dividend Policy	We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that future earnings generated from operations, if any, will be retained to develop and expand our business. Our ability to pay dividends is restricted by the terms of our Series A Cumulative Mandatory Convertible Preferred Stock, which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock.

Plan of Distribution	The shares of common stock offered for resale may be sold by the selling holders pursuant to this prospectus in the manner described under “Plan of Distribution”.

Trading and Symbol	Our common stock currently trades on the American Stock Exchange market under the symbol “QD.”

Common Stock Outstanding	As of May 26, 2005, we had 40,543,674 shares of common stock outstanding.

You should read this prospectus summary together with the more detailed information contained in this prospectus, including the risk factors, along with the financial statements and the notes to the financial statements which are contained in the documents that we incorporate by reference in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the “Risk Factors” section and elsewhere in this prospectus. For more information, please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements” located in this prospectus.

Recent Events

In January 2004, Mr. James Durham, our former Chief Executive Officer, filed an amended complaint against us in the Superior Court of the State of California, Marin County, alleging a breach of his SERP contract and a breach of good faith and fair dealing under this contract. The amended complaint sought payment of his lump sum SERP benefits, interest, attorneys’ fees, and other relief. On January 30, 2004, this matter was moved to the United States District Court, Northern District of California. On May 6, 2005, the Court, over our objection, entered judgment in favor of Mr. Durham against us, in the total amount of $5,067,130, plus interest thereon, at the rate prescribed by 28 U.S.C. §1961 accruing after that date. On June 3, 2005, we filed a Notice of Appeal with the Court. The Company intends to continue to vigorously pursue its appellate action unless an acceptable compromise settlement can be reached. The ultimate outcome of these matters cannot presently be determined.

Summary Consolidated Financial Data

The following selected financial data for the fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000 included herein is derived from our audited consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. The financial data for the three months ended March 31, 2005 and 2004 are derived from the unaudited interim condensed consolidated Financial Statements, which are contained in the documents incorporated by reference into this prospectus, are prepared on the same basis as our audited consolidated Financial Statements, and include all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations at and for such periods. This selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the audited consolidated Financial Statements and related notes thereto and the unaudited interim condensed consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. Historical results are not necessarily indicative of future results.

	Three months ended March 31,		Year ended December 31,
(in thousands, except per share amounts)	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Revenue	$30,375	$34,646	$125,335	$115,955	$97,103	$99,942	$109,199
Gross margin	$18,889	$20,964	$74,375	$71,023	$53,553	$63,612	$55,022
Sales & marketing, general & administrative	$10,182	$14,623	$53,812	$55,598	$45,718	$52,087	$79,221
Software development	$7,717	$7,110	$28,056	$23,798	$20,471	$14,813	$24,573
Amortization of intangible assets and depreciation (1)	$1,591	$1,051	$4,495	$4,525	$5,574	$8,422	$10,061
Restatement costs	$—	$—	$—	$7,461	$7,463	$—	$—
Exit cost of facility closing	$—	$—	$4,190	$—	$—	$—	$—
Impairment charges on Financial Services Division	$—	$—	$3,332	$—	$—	$—	$—
Loss from operations	$(601)	$(1,820)	$(19,510)	$(12,898)	$(18,210)	$(11,710)	$(58,833)
Interest expense	$(169)	$(2,298)	$(4,814)	$(7,781)	$(2,918)	$(4,179)	$(5,660)
Gain (loss) on redemption or retirement of debentures	$—	$—	$(14,871)	$—	$—	$12,907	$—
Income (loss) from continuing operations	$(834)	$(3,636)	$(38,139)	$(19,047)	$(19,919)	$6,292	$(39,890)
Gain (loss) from discontinued operations (net of taxes)	$(1,686)	$(905)	$(7,022)	$(4,896)	$(3,219)	$3,121	$3,215
Gain on disposal of discontinued operations (net of taxes)	$—	$—	$—	$—	$8,776	$—	$—
Net income (loss)	$(2,520)	$(4,541)	$(41,829)	$(23,943)	$(14,362)	$9,413	$(36,675)
Preferred stock accretion	$(1,175)	$—	$—
Net income (loss) attributable to common shareholders	$(3,695)	$(4,541)	$(44,294)	$(23,943)	$(14,362)	$9,413	$(36,675)
Basic income (loss) per share from continuing operations	$(0.05)	$(0.13)	$(1.06)	$(0.70)	$(0.74)	$0.25	$(1.56)
Basic net income (loss) per share	$(0.09)	$(0.16)	$(1.23)	$(0.87)	$(0.53)	$0.37	$(1.43)
Diluted income (loss) per share from continuing operations	$(0.05)	$(0.13)	$(1.06)	$(0.70)	$(0.74)	$0.24	$(1.56)
Diluted net income (loss) per share	$(0.09)	$(0.16)	$(1.23)	$(0.87)	$(0.53)	$0.35	$(1.43)

		As of March 31, 2005	As of December 31,
(in thousands, except per share amounts)			2004	2003	2002	2001	2000
		(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments		$20,379	$22,429	$36,944	$26,191	$32,213	$39,664
Total assets		$123,443	$119,410	$133,155	$126,927	$125,133	$149,286
Deferred revenue		$54,634	$44,040	$48,502	$39,492	$30,721	$22,489
Working capital		$(13,993)	$(13,942)	$13,008	$18,137	$32,509	$46,107
Long-term debt (2)		$—	$—	$84,225	$73,719	$73,719	$115,000
Stockholders’ equity (deficit)		$31,329	$32,639	$(16,883)	$(7,235)	$4,221	$(7,166)

Note:	Certain reclassifications were not made to the 2001 and prior balances to conform to the current year presentations.
(1)	Prior to 2002, the Company recorded depreciation expense as a part of cost of services, sales and marketing, general and administrative, and software development expenses.
(2)	Did not include $11.1 million at December 31, 2003 of unamortized discount associated with warrants issued in connection with the Senior Secured Notes due 2008 (“2008 Notes”).

RISK FACTORS

An investment in the shares of our common stock involves a high degree of risk. In considering whether to purchase shares of our common stock, you should carefully consider the following factors and other information set forth in this prospectus. The risks set forth below are in addition to risks that apply to most businesses.

We Have Incurred Losses from Continuing Operations for the Past Five Years, Except 2001. Our Losses Have Adversely Affected Our Ability to Compete.

We incurred losses from continuing operations of $41.8 million, $23.9 million and $20.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. We also incurred loss from continuing operations of $0.8 million for the three months ended March 31, 2005. Although we had income from continuing operations of $12.0 million in 2001, we incurred losses from continuing operations of $39.4 million in 2000.

Our losses have impaired our ability to market our products and services in competition against companies that are more profitable. If we are unable to achieve or sustain profitability, it may impair our ability to compete effectively.

We Have Found Material Weaknesses in Our System of Internal Controls over Financial Reporting and Disclosure Controls as of December 31, 2004 that Have Not Been Fully Remediated and that Could Adversely Affect Our Ability to Record, Process, Summarize and Report Certain Financial Data. As a Result, Our Internal Controls over Financial Reporting and Disclosure Controls and Procedures are Ineffective as of December 31, 2004 and March 31, 2005.

In connection with its evaluation of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004, our management discovered the following control deficiencies in the Company’s revenue cycle related to the Company’s conversion of its financial records to PeopleSoft:

•	The review and supervision of the data entry and contract activation process in connection with the conversion of data for the PeopleSoft modules was inadequate to detect errors in these areas prior to contract activation.

•	Not all of our legacy contracts were converted completely into the new PeopleSoft module, requiring the continued need for manual review, impairing management’s ability to effectively review, monitor, and investigate movements in customer account balances, and limiting the Company’s ability to create meaningful deferred revenue roll-forward analysis on a timely basis.

As of March 31, 2005, these control deficiencies had not been remediated. The Company believes that, both individually and in the aggregate, these control deficiencies continued to constitute material weaknesses in our internal controls over financial reporting as of March 31, 2005, because they resulted in more than a remote likelihood that a material misstatement could occur in our annual or interim financial statements and not be prevented or detected. In fact, these material weaknesses resulted in errors, which were not detected on a timely basis at December 31, 2004 and March 31, 2005. None of these errors, however, resulted in any material adjustments to our financial statements.

Additionally, in February 2004 in connection with its audit of our financial results for 2003 (our prior fiscal year), BDO Seidman, LLP (“BDO”) informed our management and Audit Committee of its concern regarding a material weakness in our system of internal controls, policies and procedures to track movements in deferred revenue on a roll forward basis. As a result, it was difficult for management to continually monitor movements in the account. Analytical review was done at the end of each period but not on an overall roll forward basis. While the Company has implemented procedures to report movements in deferred revenue on an overall roll forward basis, the completion of this system was not in place as of December 31, 2005 and March 31, 2005, and therefore, management believes this control deficiency remained a material weakness as of these dates.

The aforementioned weaknesses in our revenue cycle also affected our closing cycle for the fiscal year ended December 31, 2004 and the quarter ended March 31, 2005. Demands on the time of our staff and their overall workload resulted in inadequate staffing and supervision in our accounting and finance departments, which the Company believes constitutes a significant deficiency in our internal controls as of December 31, 2004 and March 31, 2005, and, in concert with the material weaknesses relating to the revenue cycle discussed above, management has concluded that this deficiency constitutes an additional material weakness in our internal controls over financial reporting as of December 31, 2004 and March 31, 2005.

As a result of these material weaknesses in the Company’s internal controls over financial reporting, management has concluded that as of December 31, 2004 and March 31, 2005, the Company’s internal controls over financial reporting were not effective. Such material weaknesses in internal controls over financial reporting also led our management to conclude that the Company’s disclosure controls and procedures were not effective as of December 31, 2004 and March 31, 2005, to ensure that certain financial information related to these matters required to be disclosed in the Company’s filings and submissions to the SEC under the Securities Exchange Act of 1934 are recorded, processed, summarized and reported within the required time periods.

Management has adopted a plan to resolve these material weaknesses in internal controls over financial reporting and anticipates that the current PeopleSoft implementation and conversion will be complete in the second quarter of 2005. While management believes that it has taken the appropriate steps to remediate the above material weaknesses by the end of 2005, there can be no assurance that this will occur.

In connection with management’s annual report on internal controls over financial reporting included in the Company’s Form 10-K/A, filed with the SEC on April 29, 2005, the Company’s independent registered public accounting firm, BDO Seidman, LLP, in their report dated April 28, 2005, disclaimed an opinion on management’s assessment and on the effectiveness of our Company’s internal control over financial reporting. It is unclear what legal effect the disclaimer of an opinion will have on our compliance with the rules and regulations of the SEC and the continued listing standards of the American Stock Exchange and may adversely affect the trading price of our stock.

Failure to Achieve and Maintain Effective Internal Controls Could Have a Material Adverse Effect on Our Business, Operating Results and Stock Price.

We have documented and tested our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We included these reports in our Amended Annual Report on Form 10-K/A, filed with the SEC on April 29, 2005. As indicated in the previous risk factor, our management has identified control deficiencies and material weaknesses in internal control over financial reporting and in our disclosure controls and procedures. In addition, if we fail to achieve and maintain the adequacy of our internal controls and disclosure controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are important to helping ensure that we produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Additional Costs for Complying With Recent and Proposed Future Changes in SEC, American Stock Exchange and Accounting Rules Could Adversely Affect Our Profits.

Recent and proposed future changes in SEC and American Stock Exchange rules, as well as changes in accounting rules, have caused us, and will continue to cause us, to incur additional costs including professional fees and added personnel costs, in order to keep informed of the changes and operate in a compliant manner. We incurred, and expect to continue to incur, additional general and administrative expenses as we implement Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to report on, and our independent auditors to attest to, our internal controls. These additional costs may be significant enough to cause our financial position and results of operation to be adversely affected. In addition, compliance with these new rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to our normal business operations. Failure to comply with any of the new laws and regulations could adversely impact market perception of our company, which could make it difficult to access the capital markets or otherwise finance our operations in the future.

Our Ability to Borrow or Issue Additional Shares of Preferred Stock Is Restricted by the Terms of Our Series A Preferred Stock.

The Certificate of Designation governing our Series A Preferred Stock provides that so long as at least 600,000 shares of Series A Preferred Stock are outstanding, at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock shall be required to approve the incurrence by QuadraMed of any long term, senior indebtedness of QuadraMed in an aggregate principal amount exceeding $8,000,000, excluding certain prior existing indebtedness. Furthermore, the Certificate of Designation requires the affirmative vote of a majority of any outstanding shares of the Series A Preferred Stock prior to the authorization or creation of, or increase in the authorized amount of, any shares of any class or series (or any security convertible into shares of any class or series) ranking senior to or on par with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends. This may hinder or delay our ability to borrow funds or issue preferred stock.

We Were Subject to a Formal SEC Inquiry as a Result of the Restatement of Our Financial Statements, and the SEC Has Issued a Cease and Desist Order to which We Have Consented.

Following our August 12, 2002 announcement that we intended to restate prior period financial statements, the staff of the San Francisco District Office of the SEC requested certain information concerning the anticipated restatement as part of an informal, preliminary inquiry.

On February 28, 2003, we reported that the SEC had issued a formal non-public order of investigation concerning our accounting and financial reporting practices for the period beginning January 1, 1998. On October 10, 2003, we announced that the Staff of the San Francisco District Office of the SEC informed us that the Staff intended to recommend to the SEC that it institute an enforcement action against us for violations of the antifraud, periodic filing and books and records provisions of the federal securities laws. The proposed recommendation concerned our accounting for transactions that we entered into with Health+Cast LLP in 1998 and 1999. The 1999 transactions were restated as part of the restatement of our 1999 financial statements. The individuals who were involved with the Health+Cast transactions are no longer associated with the Company. On April 30, 2004, that matter was settled with the issuance by the SEC of a Cease and Desist Order, to which QuadraMed consented without admitting or denying the findings in the Order. No fine was assessed against QuadraMed in the Order, which requires the Company to cease and desist from violations of the antifraud, periodic reporting and books and records provisions of the Securities Exchange Act of 1934.

The Trading Price of Our Common Stock Has Been, and Is Expected to Continue to Be, Volatile.

The American Stock Exchange and stock markets in general, have historically experienced extreme price and volume fluctuations that have affected companies unrelated to their individual operating performance. The trading price of our common stock has been and is likely to continue to be volatile due to such factors as:

•	Variations in quarterly results of operations;

•	Announcements of new products or acquisitions by our competitors;

•	Government regulatory action;

•	Resolution of pending or unasserted litigation;

•	Developments or disputes with respect to proprietary rights; and

•	General trends in our industry and overall market conditions.

Movements in prices of equity securities in general may also affect the market price of our common stock.

Our Quarterly Operating Results Are Subject to Fluctuations, which Could Adversely Affect Our Financial Results and the Market Price of Our Common Stock.

Our quarterly operating results have varied significantly in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	Variability in demand for products and services;

•	Introduction of product enhancements and new products by us and our competitors;

•	Timing and significance of announcements concerning present or prospective strategic alliances;

•	Discontinuation of, or reduction in, the products and services we offer;

•	Loss of customers due to consolidation in the healthcare industry;

•	Delays in product delivery requested by our customers;

•	Customer budget cycle fluctuation;

•	Investment in marketing, sales, software development, and administrative personnel necessary to support anticipated operations;

•	Costs incurred for marketing and sales promotional activities;

•	Software defects and other product quality factors;

•	General economic conditions and their impact on the healthcare industry;

•	Cooperation from competitors on interfaces and implementation when a customer chooses a QuadraMed software application to use with various vendors;

•	Delays in implementation due to product readiness, customer induced delays in training or installation, and third party interface development delays;

•	Final negotiated sales prices of systems;

•	Federal regulations (i.e., OIG, HIPAA, ICD-10) that can increase demand for new, updated systems;

•	Federal regulations that directly affect reimbursements received, and therefore the amount of money available for purchasing information systems; and

•	The fines and penalties a healthcare provider or system may incur due to fraudulent billing practices.

In addition to the foregoing, a significant percentage of our total cost of revenue is attributable to the cost of third party software royalties and licenses relating to third party software embedded within our software applications. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 17.6%, 11.0% and 12.7% for the years ended December 31, 2004, 2003, and 2002, respectively. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 16.2% and 13.8% for the quarters ended March 31, 2005 and 2004, respectively. Generally, royalty fees for third party licenses will fluctuate based on revenue or the number of our customers and therefore will fluctuate on a quarter to quarter basis.

Our operating expense levels, which increase with the addition of acquired businesses, are relatively fixed. Accordingly, if future revenues are below expectations, we would experience a disproportionate adverse affect on our net income and financial results. In the event of a revenue shortfall, we will likely be unable to, or may elect not to, reduce spending quickly enough to offset any such shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In such a case, the price of our publicly traded securities may be adversely affected.

We Could Experience a Significant Impact on Our Revenue if Our Customers do not Renew Maintenance Contracts.

We derive a significant percentage of our revenue, including 33% of our total revenue for fiscal year 2004, from maintenance services. We provide maintenance services under maintenance contracts to many of our customers in connection with our healthcare information technology products. In general, these maintenance contracts renew on an annual basis. If a significant portion of these maintenance contracts were not renewed, our maintenance revenues would decline which could have a material adverse effect on our total revenue for the period(s) in which the maintenance contracts were discontinued.

Future Sales of Our Common Stock in the Public Market, Warrants or Option Exercises and Sales Could Lower Our Stock Price.

A substantial number of shares of our common stock are subject to stock options and warrants, and are issuable upon conversion of our Series A Preferred Stock. We cannot predict the effect, if any, that future sales of warrants or shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, including shares registered under this registration statement, or issued upon the exercise of stock options or the conversion of our Series A Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law Could Delay or Discourage a Takeover which Could Adversely Affect the Price of Our Common Stock.

Our Board of Directors has the authority to issue up to five million shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by holders of our common stock. If preferred stock is issued, the voting and other rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company that could have been at a premium price to our stockholders. Our Board of Directors has issued four million shares of such preferred stock as Series A Preferred Stock and the holders of the Series A Preferred Stock have certain voting and board appointment rights.

Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make attempts to change management by stockholders difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on our Board of Directors may be filled only by a vote of the majority of directors then in office. Further, our Certificate of Incorporation provides that the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class, subject to certain exceptions, is required for certain business combination transactions. These provisions, and certain other provisions of our Certificate of Incorporation, could have the effect of delaying or preventing (i) a tender offer for our common stock or other changes of control of the Company that could be at a premium price or (ii) changes in our management.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of the Company. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

We Do Not Expect to Pay Cash Dividends on Common Stock in the Foreseeable Future.

We have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. Our ability to pay dividends is also restricted by the terms of our Series A Preferred Stock which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock. Under normal circumstances, the Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share. However, as provided in the Certificate of Designation relating to the Series A Preferred Stock, because a registration statement for the Series A Preferred Stock was not declared effective by the SEC on or before June 15, 2005, the dividend rate on such stock increased to $0.40625 per quarter ($1.625 per annum) commencing on June 16, 2005, and such rate will apply until the date such registration statement is declared effective. Upon conversion of the Series A Preferred Stock into shares of common stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares, or any combination thereof at our option. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

We May Be Liable for Violating the Intellectual Property Rights of Third Parties, which Could Lead Us to Incur Substantial Litigation Expenses, and, If There Were an Adverse Judgment, Liability for Any Infringement.

We do not believe that the intellectual property important to the operation of our business, whether owned by us or licensed to us by a third party, infringes or violates the intellectual property rights of any other party. However, intellectual property litigation is increasingly common in the software industry. The risk of an infringement claim against us may increase over time as the number of competitors in our industry segment grows and the functionality of products overlaps. Third parties have, in the past, asserted infringement claims and could assert infringement claims against us in the future. Regardless of the merits, we could incur substantial litigation expenses in defending any such asserted claim. In the event of an unfavorable ruling on any such claim, a license or similar agreement may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, and results of operations. We may not be successful in the defense of these or similar claims. We have taken steps to contractually limit our liability for the use of intellectual property licensed to us by third parties. However, there can be no guarantee that we have adequate protection.

Our Inability to Protect Our Intellectual Property Could Lead to Unauthorized Use of Our Products, which Could Have an Adverse Effect on Our Business.

We rely on a combination of trade secret, copyright and trademark laws, nondisclosure, non-compete, and other contractual provisions to protect our proprietary rights. In 2001, we filed our first patent application covering our developed technology, the Affinity CPOE software application. This application lapsed, and we have no patents. Measures taken by us to protect our intellectual property may not be adequate, and our competitors could independently develop products and services that are substantially equivalent or superior to our products and services. Any infringement or misappropriation of our proprietary software and databases could put us at a competitive disadvantage in a highly competitive market and could cause us to lose revenues, incur substantial litigation expense, and divert management’s attention from other operations.

We are Dependent Upon Third Party Software Licenses in Connection with the Sale of Our Software. If These Licenses Are Not Renewed or Are Terminated, We May Not Be Able to Continue to Use the Related Technology on Commercially Reasonable Terms or at All.

We depend on licenses from a number of third party vendors for certain technology, including the computer hardware, operating systems, database management systems, programming language, and runtime environment, upon which we develop and operate our products. We are materially reliant upon licenses with the following third party vendors: InterSystems Corporation, Document Storage Systems, Inc., Megas Corporation, Unicor Medical, Oracle, Microsoft, Quovadx, the American Medical Association (AMA), and the American Hospital Association (AHA). Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition, and results of operations. However, as all application software companies, including QuadraMed and our competitors, are reliant on licensed technology and third party components, we believe our reliance on such technology and licenses places us at no competitive disadvantage.

At present, there is no equivalent technology for the InterSystems Corporation technology which is an integral component of our Affinity product line. The Company has entered into several agreements with InterSystems Corporation regarding the licensed technology relating to our Affinity product line. However, if InterSystems Corporation ceased to offer this technology and no other vendor provided the technology, we would be required to migrate our Affinity products to a new database platform or redesign our products to work with new software tools. This could be very costly and difficult to achieve and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would successfully migrate our Affinity products to a new platform. Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

We Face Product Development Risks Associated with Rapid Technological Changes.

The healthcare software market is highly fragmented and characterized by ongoing technological developments, evolving industry standards, and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:

•	Offer a broad range of software products;

•	Enhance existing products and expand product offerings;

•	Respond promptly to new customer requirements and industry standards;

•	Remain compatible with popular operating systems and develop products that are compatible with the new or otherwise emerging operating systems; and

•	Develop new interfaces with competing HIS vendors to fully integrate our Quantim product suite in order to maximize features and functionality of the new products.

Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We may not successfully, or in a timely manner, develop, acquire, integrate, introduce, or market new products or product enhancements. Product enhancements or new products developed by us also may not meet the requirements of hospitals or other healthcare providers and payers or achieve or sustain market acceptance. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition, and results of operations. In addition, our failure to meet a customer’s expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business.

A Significant Amount of Our Assets Comprise Goodwill, Customer Lists and Other Intangible Items Subject to Impairment and Adjustment That Could Possibly Negatively Impact Our Results of Operations and Stockholders’ Equity.

A significant amount of our assets comprise intangible assets, such as the value of the installed customer base, core technology, capitalized software, goodwill, and other identifiable intangible assets acquired through our acquisitions, such as trademarks.

Pursuant to SFAS No. 142, we must test goodwill and other intangible assets for impairment at least annually and adjust them when impaired to the appropriate net realizable value. We performed an impairment test on the carrying value of our goodwill and intangibles as of January 1, 2005 and 2004. We determined that there was no impairment as of these dates. In addition, our internally developed software has been capitalized assuming our earnings from these product developments exceeds the costs incurred to develop them. If it is determined that these assets have been impaired and our future operating results will not support the existing carrying value of our intangible assets, we will be required to adjust the carrying value of such assets to net realizable value.

We, however, cannot predict that all of our intangible assets will continue to remain unimpaired. Our future operating results and stockholders’ equity could possibly decrease with any future impairment and write-down of goodwill, customer lists, or other such intangibles.

The Nature of Our Products Makes Us Particularly Vulnerable to Undetected Errors or Bugs that Could Reduce Revenues, Market Share or Demand for Our Products and Services.

Products such as those we offer may contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. Despite such testing by us and by our current and potential customers, products under development, enhancements, or shipped products may contain errors or performance failures, resulting in, among other things:

•	Loss of customers and revenue;

•	Delay in market acceptance;

•	Diversion of resources;

•	Damage to our reputation; or

•	Increased service and warranty costs.

Any of these consequences could have a material adverse effect on our business, financial condition, and results of operations.

If Our Products Fail to Accurately Assess, Process, or Collect Healthcare Claims or Administer Managed Care Contracts, We Could Be Subject to Costly Litigation and Be Forced to Make Costly Changes to Our Products.

Some of our products and services are used in the payment, collection, coding, and billing of healthcare claims and the administration of managed care contracts. If our employees or products fail to accurately assess, process, or collect these claims, customers could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition, and results of operations. Even a claim without merit could result in significant legal defense costs and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates. Furthermore, if we were found liable, we may have to significantly alter one or more of our products, possibly resulting in additional unanticipated software development expenses.

Changes in Procurement Practices of Hospitals Have and May Continue to Have a Negative Impact on Our Revenues.

A substantial portion of our revenues has been and is expected to continue to be derived from sales of software products and services to hospitals. Hospitals are slow to make changes and generally favor their existing vendor when considering an upgrade in their systems. Consolidation in the healthcare industry, particularly in the hospital and managed care markets, could decrease the number of existing or potential purchasers of products and services and could adversely affect our business. In addition, the decision to purchase our products often involves a committee approval. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers. In addition, many healthcare providers are consolidating to create integrated delivery networks with greater regional market power. These emerging systems could have greater bargaining power, which may lead to decreases in prices for our products, which could adversely affect our business, financial condition, and results of operations.

The Department of Veterans Affairs Has Awarded a Contract to Us. It Is Unknown Whether Our Overall Revenues Will Increase or Not Related to This Award.

The Department of Veterans Affairs (“VA”) has awarded contract VA Blanket Purchase Agreement No. 101-049AH-005 (the “BPA”) to the Company, as disclosed in the Company’s press release dated April 27, 2005. The BPA is a five year single source contract covering approximately 128 VA facilities. Under the BPA, these VA facilities are to be contracted to use our products and services. Previously, both we and other vendors have provided HIM software to these VA facilities. As of December 31, 2004, we had approximately $12.9 million in annual revenue from providing VA facilities with software, and our HIM software is about 90% of the products and services we provide to these facilities. The BPA contains additional HIM software discounts, but it increases the number of VA facilities using our products, so the overall financial impact of the BPA cannot be known. Additionally, the VA is directing the individual facilities to order their requirements for this HIM software under the BPA, but each VA facility orders the HIM software individually, and there can be no guarantee that a VA facility will order its HIM software and/or services from us. For these reasons there can be no assurances what, if any, material financial impact the BPA will have; however, the award of the BPA allows many of the Company’s licenses and services to continue without interruption.

Changes in the Healthcare Financing and Reimbursement System Could Adversely Affect the Amount of and Manner in which Our Customers Purchase Our Products And Services.

Changes in current healthcare financing and reimbursement systems (e.g. Medicaid) could result in unplanned product enhancements, delays, or cancellations of product orders or shipments, or reduce the need for certain systems. We could also have the endorsement of products by hospital associations or other customers revoked. Any of these occurrences could have a material adverse effect on our business. Alternatively, the federal government recently mandated that all but small healthcare providers submit claims to Medicare in electronic format, which may positively affect our systems and product.

The healthcare industry in the United States is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of healthcare organizations. The traditional hospital delivery system is evolving as more hospital services are being provided by niche, free standing practices and outpatient providers. The commercial value and appeal of our products may be adversely affected if the current healthcare financing and reimbursement systems were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products or change the operating environment of our customers in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) could lead healthcare organizations to curtail or defer investments in non-HIPAA related features in the next several years.

The Variability and Length of Our Sales Cycle for Our Products May Exacerbate the Unpredictability and Volatility of Our Operating Results.

We cannot accurately forecast the timing of customer purchases due to the complex procurement decision processes of most healthcare providers and payers. How and when to implement, replace, expand or substantially modify an information system are major decisions for hospitals, and such decisions require significant capital expenditures by them. As a result, we typically experience sales cycles that extend over several quarters. In particular, our Affinity enterprise software has a higher average selling price and longer sales cycle than many of our other products. As a result, we have only a limited ability to forecast the timing and size of specific sales, making the prediction of quarterly financial performance more difficult.

We Operate in a Highly Competitive Market.

Competition for our products and services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins, and market share and have a material adverse effect on our business, financial condition, and results of operations. We compete with other providers of healthcare information software and services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge. Some principal competitors include:

•	In the market for enterprise healthcare information systems: McKesson Corporation, Inc., Shared Medical Systems, Inc., a division of Siemens, MediTech Corporation, Eclipsys Corporation, Cerner, and IDX Corporation;

•	In the market for electronic document management products: McKesson Corporation, SoftMed Corporation Inc., FileNet, Lanvision, MedPlus, and Eclipsys Corporation;

•	In the market for MPI products and services: Madison Technologies, Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and Medibase;

•	In the market for decision support products: Eclipsys Corporation, Healthcare Microsystems, Inc., a division of Health Management Systems Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and MediQual Systems, Inc., a division of Cardinal Health, Inc.;

•	In the market for coding, compliance, data, and record management products in the Health Information Management Software Division: 3M Corporation, SoftMed Corporation, Inc., MetaHealth, Eclipsys Corporation and HSS, Inc.;

•	In the market for financial services: Advanced Receivables Strategy, Inc., a division of Perot Systems Corporation, NCO Group, Inc., Outsourcing Solutions, Inc., Health Management Systems, Inc., and Triage Consulting Group.

Prospective customers may evaluate our products’ capabilities against the merits of their existing information systems and expertise and may decide to stay with their incumbent vendor because of the cost associated with conversion. In addition, exiting and prospective customers may be reluctant to buy from us because of the losses we have incurred in recent years.

Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. These competitors may be in a position to devote greater resources to the development, promotion, and sale of their products than we can. Our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements, and changes in the political, economic or regulatory environment in the healthcare industry.

As a result of the current emphasis on patient safety, the selection of a new Hospital Information System is frequently based on the strength of the vendor’s clinical application and many of our competitors have invested considerably more in clinical development than we have.

Major software information systems companies, including those specializing in the healthcare industry, that do not presently offer competing products may enter our markets.

We may not be able to compete successfully against current and future competitors, and such competitive pressures could materially adversely affect our business, financial condition, and operating results.

We Have Encountered Significant Challenges Integrating Acquired Businesses, and Future Transactions May Adversely Affect Our Business, Operations, and Financial Condition.

Throughout our history, we have made many acquisitions, and we encountered significant challenges integrating the acquired businesses into our operations. In recent years, we have made significant progress toward that integration. However, we continue to support several different technology platforms. In February 2004, we acquired Détente Systems Pty Limited, an Australian proprietary limited company, and Détente Systems Trust, an Australian business trust, and in June 2004, we acquired Tempus Software, Inc., a Florida corporation. In the future, we plan to make investments in or acquire additional complementary businesses, products, services or technologies. These investments and acquisitions will create new integration challenges. Some of the challenges we have encountered, and may encounter with acquisitions in the future, in integrating acquired businesses have included:

•	Interruption, disruption or delay of our ongoing business;

•	Distraction of management’s attention from other matters;

•	Additional operational and administrative expenses;

•	Difficulty managing geographically dispersed operations;

•	Failure of acquired businesses to achieve expected results, resulting in our failure to realize anticipated benefits;

•	Write-down or reclassification of acquired assets;

•	Failure to retain key acquired personnel and difficulty and expense of training those retained;

•	Increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

•	Assumption of liabilities and potential for disputes with the sellers of acquired businesses;

•	Customer dissatisfaction or performance problems related to acquired businesses;

•	Failure to maintain good relations with customers or suppliers;

•	Exposure to the risks of entering markets in which we have no direct prior experience and to risks associated with market acceptance of acquired products and technologies; and

•	Platform and technical issues related to integrating systems from various acquired companies.

All of these factors have had an adverse effect on our business, financial condition, and results of operations in the past, and could have an adverse effect in the future.

No Mirror Processing Site for Our Customer Data Processing Facilities Exists; Our Business, Financial Condition, and Results of Operations Could Be Adversely Affected if These Facilities Were Subject to a Closure from a Catastrophic Event or Otherwise.

We currently process substantially all of our customer data at several of our facilities across the United States. Although we back up our data nightly and have safeguards for emergencies, such as power interruption or breakdown in temperature controls, we have no mirror processing site to which processing could be transferred in the case of a catastrophic event at any of these facilities. If a major catastrophic event occurs at these facilities possibly leading to an interruption of data processing, or any other interruption or closure, our business, financial condition, and results of operations could be adversely affected.

We May Be Required to Make Substantial Changes to Our Products if They Become Subject to FDA Regulation, which Could Require a Significant Capital Investment.

Computer products used or intended for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases or other conditions or that affect the structure or function of the body are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act. At present, none of our software products are so regulated. In the future, the FDA could determine that some of our products, because of their predictive aspects, are clinical decision tools and subject them to regulation. Compliance with FDA regulations could be burdensome, time consuming, and expensive. Other new laws and regulations affecting healthcare software development and marketing also could be enacted in the future. If so, it is possible that our costs and the length of time for product development and marketing could increase and that other unforeseeable consequences could arise.

Governmental Regulation of the Confidentiality of Patient Health Information Could Result in Our Customers Being Unable to Use Our Products Without Significant Modification, which Could Require Us to Expend Substantial Amounts.

There is substantial state and federal regulation of the confidentiality of patient health information and the circumstances under which such information may be used by, disclosed to, or processed by us as a consequence of our contacts with various health plans and healthcare providers. Although compliance with these laws and regulations is presently the principal responsibility of the health plan, hospital, physician, or other healthcare provider, regulations governing patient confidentiality rights are dynamic and rapidly evolving. As such, laws and regulations could be modified so that they could directly apply to us. Also, changes to the laws and regulations that would require us to change our systems and our methods may be made in the future, which could require significant expenditure of capital and decrease future business prospects. Also, additional federal and state legislation governing the dissemination of patient health information may be proposed and may be adopted, which may also significantly affect our business. Finally, certain existing laws and regulations require healthcare entities to pass-on their obligations to other entities with which they do business, through a contract; as such, we are indirectly impacted by various additional laws and regulations.

The Health Insurance Portability and Accountability Act of 1996 is a federal law that affects the use, disclosure, transmission and storage of individually identifiable health information referred to as protected health information. As directed by HIPAA, the United States Department of Health and Human Services (“HHS”) must promulgate standards or rules for certain electronic health transactions, code sets, data security, unique identification numbers, and privacy of protected health information. HHS has issued some of these rules in final form, while others remain in development. In general, under these rules, we function as a “business associate” to some of our customers (who are considered to be “covered entities” under HIPAA). In some instances, we also may function as a healthcare clearinghouse (which is a “covered entity” under HIPAA). The three rules relevant to us—the Transaction Rule, the Privacy Rule, and the Security Rule—are discussed below. It is important to note that HHS could, at any time in the future, modify any existing final rule in a manner that could require us to change our systems or operations.

First, HHS has published a final rule governing transactions and code set standards (“Transactions Rule”). The Transactions Rule had a compliance date of October 16, 2003. To the extent necessary to help our covered entity customers conduct transactions, our current products and services meet the requirements of the Transactions Rule. Nevertheless, as noted above, HHS may make further revisions to the Transactions Rule, which could require us to change our products and systems to enable our covered entity customers to meet such obligations.

Second, HHS has published a final HIPAA privacy rule (“Privacy Rule”) which had a compliance date of April 14, 2003. The Privacy Rule is complex and far reaching. Similar to the Transactions Rule, and as noted above, the Privacy Rule directly applies to covered entities. Also, covered entities are, in most instances, required to execute a contract with any business associate that performs certain services on the covered entity’s behalf involving the exchange or creation of protected health information. Our hospital and health plan customers are covered entities, and to the extent that we are required by our customer contracts to ensure that we comply with various aspects of the Privacy Rule, we meet the requirements of the Privacy Rule. Further, in our capacity as a healthcare clearinghouse, we are directly subject to the Privacy Rule’s requirements. We are currently compliant with all necessary requirements of the Privacy Rule in our role as a clearinghouse. The Privacy Rule and other similar state healthcare privacy regulations could materially restrict the ability of healthcare providers and health plans to disclose protected health information from patient records using our products and services, or it could require us to make additional capital expenditures to be in compliance. Accordingly, the Privacy Rule and state privacy laws may significantly impact our product’s use in the healthcare delivery system and, therefore, decrease our revenue, increase working capital requirements and decrease future business prospects.

Third, HHS has published the final HIPAA security rule (“Security Rule”) with a compliance date of April 20, 2005. The Security Rule applies to the use, disclosure, transmission, storage and destruction of electronic protected health information by covered entities. Per the Security Rule, covered entities must implement administrative, technical and physical security measures to safeguard electronic protected health information. Also, as with the Privacy Rule, under the Security Rule, covered entities are required to contractually bind their business associates to certain aspects of the Security Rule. As such, where we function as a business associate to a customer that is a covered entity, we will be required to enter into a business associate contract with that customer. Implementing such measures may require us to expend substantial capital due to required product, service, and procedure changes.

We have completed modifications to our business practices and software offerings so that we are able to assist our customers in complying with the Transaction and Privacy Rules, and continue to implement modifications relevant to the Security Rule. However, HHS continues to publish change notices to the existing rules and propose new rules. There is no certainty that we will be able to respond to all such rules in a timely manner and our inability to do so could adversely affect our business.

Government Regulation to Adopt and Implement ICD-10-CM and ICD-10-PCS Medical Code Set Standards Could Require Substantial Modification of our Coding and Compliance Software.

The American Health Information Management Association and other prominent healthcare industry advocacy groups are calling on HHS and the healthcare industry to take action to adopt and implement ICD-10-CM and ICD-10-PCS code sets, rules, and guidelines as a replacement for current ICD-9-CM guidelines used in our software products. Adoption of these new code sets would require us to change our systems and our methods which could require a significant expenditure of software development capital and decrease future business prospects for our current product line.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that we incorporate by reference contain certain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding our strategy, future operations, future expectations or future estimates, financial position and objectives of management. In some cases, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “should,” “expects,” “predicts,” “intends,” “estimates,” “may,” “will”, “could”, “would”, “pro forma”, “seek”, “continue”, or the negative of those terms or comparable terminology. Not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, results of operations, competitive factors, shifts in market demand and other risks and uncertainties. These statements are only predictions and we can give no assurance that such expectations will prove to be correct.

We discuss risks, uncertainties, and assumptions that could cause our actual results to differ from these forward looking statements elsewhere in this prospectus, including in the section entitled “Risk Factors”, and in our periodic reports filed with the SEC. These are factors that we believe could cause our actual results to differ materially from our expected and historical results.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and actual results may differ from those indicated by the forward-looking statements included in this prospectus. You should not place undue reliance on these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results. We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however to consult any further disclosures we make in our subsequent current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, with an amendment on Form S-3, including exhibits under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding QuadraMed Corporation and the common stock offered by this prospectus, we refer you to the registration statement, including the exhibits thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov and on our website, http://www.quadramed.com, where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange, please call 212-306-1331.

Unless we state otherwise, “we”, “us”, “our”, “the Company”, and “QuadraMed” refer to QuadraMed Corporation, including all of our subsidiaries. Unless otherwise indicated, industry data in this prospectus is derived from publicly available sources, which we have not independently verified.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The selling holders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operation and prospects may have changed since that date.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 25, 2005, as amended by Form 10-K/A, filed with the SEC on April 29, 2005;

(2)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005;

(3)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on January 11, 2005, January 26, 2005, February 2, 2005, March 16, 2005, March 16, 2005, May 5, 2005 and May 12, 2005; and

(4)	The description of the terms, rights and provisions applicable to the common stock contained in QuadraMed’s Registration Statement No. 000-21031 on Form 8-A, filed with the SEC on July 17, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

703-709-2300

Attn: Corporate Counsel

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference into this registration statement and shall be deemed to be a part hereof from the date of filing of such documents.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this registration statement is considered to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is considered to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this registration statement.

USE OF PROCEEDS

The selling holders will receive all of the proceeds from the resale of the shares of common stock that may be sold using this prospectus. We will not receive any of the proceeds from the resale of these shares of common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We anticipate that we will retain earnings, if any, to finance the growth and development of our business. Under normal circumstances, the Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share. However, as provided in the Certificate of Designation relating to the Series A Preferred Stock, because a registration statement for the Series A Preferred Stock was not declared effective by the SEC on or before June 15, 2005, the dividend rate on such stock increased to $0.40625 per quarter ($1.625 per annum) commencing on June 16, 2005, and such rate will apply until the date such registration statement is declared effective. Upon conversion into shares of common stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common stock, or any combination thereof at our option. The terms of the Series A Preferred Stock require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock. Therefore, we do not expect to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and whatever other factors that our Board of Directors determines are relevant.

DESCRIPTION OF SECURITIES

As used in this description of securities, the words “we,” “us,” “our” or “QuadraMed” refer only to QuadraMed Corporation and do not include any current or future subsidiary of QuadraMed Corporation.

Description of Capital Stock

The following summary is a description of the material terms of our capital stock. This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. For more information, please review our amended and restated Certificate of Incorporation and Bylaws.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of May 26, 2005, 40,543,674 shares of common stock and 4,000,000 shares of Series A Preferred Stock were outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Company, subject to the prior rights of the preferred stock, the holders of common stock are entitled to share ratably in any remaining assets after payment of liabilities. The common stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

The Board may issue preferred stock from time to time as shares of one or more classes or series. Subject to the provisions of our amended and restated Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of common stock.

Series A Preferred Stock

On June 17, 2004, we issued 4.0 million shares of Series A Cumulative Mandatory Convertible Preferred Stock in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. The Series A Preferred Stock has a par value of $0.01 per share and a liquidation value of $25 per share.

Under normal circumstances, the Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share and is convertible into shares of our common stock at an initial conversion price of $3.40, equivalent to a conversion rate of 7.3529 shares of common stock for each share of Series A Preferred Stock. However, as provided in the Certificate of Designation for the Series A Preferred Stock, because a registration statement for the Series A Preferred Stock was not declared effective by the SEC on or before June 15, 2005, the dividend rate on such stock increased to $0.40625 per quarter ($1.625 per annum) commencing on June 16, 2005, and such rate will apply until the date such registration statement is declared effective. The conversion price decreases to $3.10 in the event that the volume weighted average of the daily market price per share of our common stock during a period of 30 consecutive trading days equals $2.75 or less during the one year period beginning on June 17, 2005. We have the right to demand conversion on or after May 31, 2007, in the event the volume weighted average of the daily market price per share of our common stock during a period of 20 consecutive trading days equals or exceeds $5.10.

Upon the conversion of shares of Series A Preferred Stock into shares of common stock, the Series A Preferred Stock holders have the right to receive, when declared by the Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum, or 5.50% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common stock or any combination thereof at our option.

The Series A Preferred Stock holders do not have any relative, participating, optional or other voting rights and powers, other than the following, which may materially limit the rights of the holders of our common stock:

•	If four quarterly dividend payments are in arrears, the holders of Series A Preferred Stock, together with the holders of shares of every other series or class of common stock ranking on par with the Series A Preferred Stock having like voting rights (“Voting Preferred Shares”), voting together, are entitled to elect two substitute directors to serve on the Board of Directors at any annual or special meeting of stockholders. This election of substitute directors to serve on the Board of Directors will not change the number of directors then constituting the Board of Directors, and in the event that such election of substitute directors results in the replacement of existing members of the Board of Directors, the members of the then current Board of Directors will designate which members of the Board of Directors will be replaced. The right of such holders to elect substitute directors ceases and the terms of office of all persons elected as substitute directors by such holders terminates immediately upon the payment of (i) all dividends which are in arrears on the Series A Preferred Stock and the Voting Preferred Shares then outstanding and (ii) full dividends for the current quarterly dividend period (or, if not fully paid, declared and set apart for payment),

•	As long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and the Voting Preferred Shares, voting as a single class regardless of series, is necessary to effect or validate:

•	Any amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation or the Certificate of Designation for the Series A Preferred Stock that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or the Voting Preferred Shares; or

•	The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to or on a parity with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends.

•	So long as at least 600,000 shares of the Series A Preferred Stock remain outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock, at the time outstanding, voting as a single class, will be required for us to incur any long term, senior indebtedness in an aggregate principal amount exceeding $8,000,000, excluding any extensions, modifications, or refinancings of any indebtedness which we had outstanding as of the issue date of the Series A Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the Company’s assets to the holders of shares ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to receive $25 per share as a liquidation preference, in addition to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon, but the holders of the Series A Preferred Stock are not entitled to any further payment in such circumstances. If the Company has insufficient assets or proceeds therefrom to make the foregoing payments, the Series A Preferred Stock holders shall be paid ratably, along with any holders of shares ranking on par with the Series A Preferred Stock, in accordance with the respective amounts that would be payable on the Series A Preferred Stock and any other shares ranking on par with the Series A Preferred Stock.

Warrants

In connection with the issuance of the Company’s 10% Senior Secured Notes due 2008 (the “2008 Notes”), on April 17, 2003, we issued warrants to purchase 11,586,438 shares of our common stock. As of June 15, 2005, a total of 8,301,956 of these warrants had been exercised. Additional warrants to purchase 2,047,978 shares of common stock will be issued to holders if we did not file a registration statement within 90 days after receiving a request to do so from the holders on or after January 12, 2004. In connection with these warrants, holders received both demand and piggyback registration rights and are entitled to anti-dilution protection, including dilution from any issuance of shares in settlement of existing litigation. The warrants have an exercise price of $0.01 per share and a term of five years.

On October 23, 2003, pursuant to the registration rights agreement described below, we received a demand request from a holder of the 2008 Notes and warrants requiring us to file a registration statement with the SEC within 90 days of the demand request. On November 3, 2003, we mailed a request notice to all holders of the 2008 Notes, notifying them of the demand request and informing them that they had fifteen (15) days within which to request that any or all of their warrants be included in the registration statement to be filed. Those holders who elected to have their warrants included in this registration statement are listed in this prospectus in the section entitled “Selling Holders”.

Registration Rights in Connection with the 2008 Notes and Warrants

We have entered into a registration rights agreement with the initial purchasers of the 2008 Notes and warrants in which we agreed to provide them with registration rights for the 2008 Notes and shares underlying warrants at our expense. As of July 19, 2004, no 2008 Notes remain outstanding. There are three types of registrations covered by the registration rights agreement: demand registration, piggyback registration and Form S-3 shelf registration. This summary of the registration rights agreement is not intended to be exhaustive, and we recommend that you review the registration rights agreement available as set forth in the section of this prospectus entitled “Where You Can Find More Information”.

The holders under the registration rights agreement may request a “demand registration”. A demand registration commences when the holders of at least ten percent (10%) of the notes or warrant shares provide written notice (a “demand request”) to the company that they demand we register their notes or shares underlying their warrants. A demand request must contain information about the type and number of securities the holders are requesting us to register, the method by which the holders intend to sell or dispose of their securities, and the expected price range acceptable to the holders to be received for the securities. Within ten (10) days of the demand request from the holders, we must provide written notice (a “request notice”) to the other holders under the registration rights agreement notifying them of a demand request and informing them that they have fifteen (15) days in which to request that any or all of their notes or warrants be included in the registration statement.

We are required to file a registration statement covering the securities which we have been requested to register with the SEC within ninety (90) days of our receipt of the demand request. We agree to use our commercially best efforts to have the registration statement be declared effective by the SEC. A demand registration statement shall not be deemed to have been effected (1) unless a registration statement has become effective and remained effective in compliance with the provisions of the Securities Act for a period not to exceed forty-five (45) days or (2) if, after it has become effective, the registration is interfered with by a stop order, injunction, or other order or requirement of the SEC, other governmental agency, or court that is not attributable to the participating holders and has not thereafter become effective.

If the proposed public offering under the registration is an underwritten public offering, the managing underwriter may determine and advise the participating holders and the Company in writing that the inclusion of all securities to be included in the underwritten public offering would adversely interfere with the successful marketing of the securities of those holders who initially requested the filing of the registration statement. In this situation, the Company and the participating holders are prohibited from including any securities in excess of the amount that the managing underwriter reasonably and in good faith agrees to include in the public offering in addition to the amount of securities to be registered for the holders who initially requested the registration.

We may delay the filing of any registration statement or any action connected therewith for up to one hundred twenty (120) days upon the provision of a written certificate of the President and CEO to the holders stating that our Board of Directors has determined in good faith that the filing of the registration statement would be seriously detrimental to the Company or would otherwise materially adversely affect a material business transaction and should therefore be deferred. We may not delay a demand request more than twice in any twelve (12) month period, and we may only delay as long as the reason for the delay exists. During any such delay, we may not file a registration statement for our own account or for anyone other than the holders.

We are only required to effect five (5) demand requests, and the holders are prohibited from making a demand request until six (6) months after the effective date of a registration statement relating to a demand request. We are not required to comply with a demand request unless the reasonably anticipated aggregate gross proceeds to be raised (before any underwriting discounts or commissions) would equal or exceed 10% of the aggregate principal amount of the notes originally issued or 10% of the aggregate number of warrants originally issued.

Each time that we propose for any reason to register any of the Company’s common stock under the Securities Act of 1933, either for our own account or for the account of stockholder(s) exercising demand registration rights other than demand requests under this registration rights agreement, we shall provide prompt notice of this proposed registration to all holders of the warrant shares, offering these holders the right to request that any or all of their warrant shares be included in the proposed registration. This piggyback registration does not affect our obligations to register securities pursuant to a demand request. Holders have ten (10) days from receipt of our notice of the proposed registration within which to request to participate in the registration and to notify us of the number of warrant shares they intend to sell and their intended method of sale or disposition.

If the proposed public offering under the registration is an underwritten public offering, the managing underwriter may determine and advise the participating holders and the Company in writing that the inclusion of all securities to be included in the underwritten public offering would adversely interfere with the successful marketing of the Company’s securities. In this situation, the holders of the warrant shares are prohibited from including any shares in excess of the amount that the managing underwriter reasonably and in good faith agrees to include in the public offering in addition to the amount of securities to be registered for the Company and those holders who were initially included in the registration.

As soon as practicable after the date on which we are eligible to register securities on Form S-3 (or a successor form) under the Securities Act of 1933, we shall use commercially reasonable efforts to deliver a shelf registration statement with respect to all the securities outstanding under this registration rights agreement. The holders shall not have demand or piggyback registration rights during the period in which the shelf registration is effective or during any period the Company has a registration statement on Form S-1 declared effective and during the time such registration statement remains effective.

We agree to use our efforts to have the shelf registration declared effective as soon as reasonably practicable after filing and to keep it continuously effective through the term of the registration rights agreement. However, the effectiveness of the shelf registration may be terminated earlier if none of the securities under the registration rights agreement are outstanding. We agree to supplement or amend the shelf registration as necessary.

After a demand request or filing of a shelf registration, if our Board of Directors determines in good faith that the filing of a registration statement or sale of securities under a registration statement would require the disclosure of material non-public information, which would have a material adverse affect on our Company, they shall notify the holders or S-3 holders in writing. The Company may institute a “blackout period”: delay the filing of any unfiled registration statement, cease taking steps to cause any as yet ineffective registration statement to be declared effective, or suspend the holders’ sales of securities under an effective registration statement until the information is disclosed to the public or is no longer material or the Company decides to end the blackout period.

The holders’ rights to demand registrations, piggyback registrations, and Form S-3 registrations terminate at the earlier of (i) five (5) years from the effective date of our first registration statement for a public offering of securities by the company or (ii) with respect to an individual holder, in the opinion of our counsel, all the securities proposed to be sold by such holder may be sold in a three (3) month period without registration under the Securities Act of 1933 pursuant to Rule 144 and such securities represent less than one percent (1%) of all outstanding shares of our common stock.

The remedy available for breaches of the provisions of the registration rights agreement is specific performance only; no monetary damages are available.

Other Registration Rights

On June 15, 2004, we entered into a registration rights agreement into with the purchasers of our Series A Preferred Stock. From and after December 12, 2004, the holders of the Series A Preferred Stock have piggyback registration rights on any registration of shares for our own account or pursuant to a demand registration for other holders of registration rights. Additionally, we were required to file a Form S-3 shelf registration statement on or before December 12, 2004 to register the shares of Series A Preferred Stock and the common stock into which the Series A Preferred Stock is convertible. The terms of the piggyback and Form S-3 shelf registration rights of the holder of Series A Preferred Stock are similar to the terms of the registration rights agreement described above under “Registration Rights in Connection with the 2008 Notes and Warrants”, and for more detailed information about the terms of the registration rights agreement, please see “Where You Can Find More Information” in this prospectus. On December 15, 2004, as required by the registration rights agreement described above, we filed a shelf registration statement on Form S-3 with the SEC to register the Series A Preferred Stock for resale. All of the shares of Series A Preferred Stock being registered are being offered by the holders thereof. We will not receive any proceeds from any sale of the registered securities. We are required to use our commercially reasonable efforts to have this registration statement declared effective. Because we did not have a registration statement for the Series A Preferred Stock declared effective by the SEC on or before June 15, 2005, the dividend rate increased to $0.40625 per quarter ($1.625 per annum) commencing on June 16, 2005 and such rate will last until the date such registration statement is declared effective.

On June 30, 2004, we entered into a registration rights agreement with the former Tempus shareholders in connection with our acquisition of Tempus Software, Inc., a Florida corporation. The terms of the registration rights of the former Tempus shareholders are similar to the terms of the registration rights agreement described above under “Registration Rights in Connection with the 2008 Notes and Warrants.” From and after December 30, 2004, we must file a registration statement within ninety (90) days after the written demand of those holders who hold at least 30% of the aggregate stock consideration received in the merger. We are obligated to effect only two (2) demand requests from the holders, and the holders may not make a demand request until after six (6) months after the effective date of a registration statement relating to a demand request. As of December 30, 2004, the holders also have certain piggyback registration rights on any registration of shares for our own account or pursuant to a demand registration for other holders of registration rights. Additionally, we must file a Form S-3 shelf registration statement as soon as practicable after the later of (i) the date on which QuadraMed is first eligible to register securities on Form S-3 or (ii) December 30, 2004. For more information about the terms of the registration rights agreement with the former Tempus shareholders, please see “Where You Can Find More Information” in this prospectus. On April 6, 2005, pursuant to the registration rights agreement described above, we received a demand request from the former Tempus shareholders requiring us to file a registration statement with the SEC within 90 days of the demand request. We intend to file a shelf registration statement on Form S-3 with the SEC to register the unregistered common stock issued to the former Tempus shareholders as soon as reasonably practicable.

Statutory Business Combination Provision

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless:

•	The transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder.

•	Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction in commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an “interested stockholder” is defined as any person who is:

•	The owner of 15% or more of the outstanding voting stock of the corporation; or

•	An affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

The provisions of Section 203 could delay or frustrate a change of control of the Company, deny stockholders the receipt of a premium on their common stock and have an adverse effect on the common stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation, could elect not to be governed by Section 203, which election would be effective 12 months after adoption. However, they have not made such an election.

Limitations on Directors’ Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our amended and restated Certificate of Incorporation limits the liability of our directors to the Company and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability for:

•	Any breach of the director’s duty of loyalty to the Company or our stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Delaware General Corporation Law section 174; or

•	Any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our stockholders.

Potential Anti-takeover Effect of Certain Provisions of the Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated Certificate of Incorporation and Bylaws contain other provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions also are intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. The following is a summary of such provisions included in our Certificate of Incorporation and Bylaws.

Our amended and restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by (1) the Chairman of the Board of Directors, (2) the Chairman or the Secretary at the written request of a majority of the total number of directors which the Company would have if there were no vacancies upon not fewer than 10 nor more than 60 days’ written notice, or (3) the holders of shares entitled to cast not less than 10 percent of the votes at such special meeting upon not fewer than 10 nor more than 60 days’ written notice.

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of a meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, these procedures may have the effect of prohibiting stockholders from raising proposals at annual meetings if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Our Certificate of Incorporation also contains a provision requiring the affirmative vote of at least 66 2/3% of our outstanding voting stock to approve any of a broad range of business combinations with a person or an affiliate or associate of such person, which is (or as a result of the transaction would be) an “interested stockholder.” Under this provision, an “interested stockholder” is defined as a any person who:

•	was the owner of 15% or more of our outstanding voting stock at any time within the two-year period immediately prior to the consummation of the proposed business combination;

•	is an affiliate or associate of the Company and at any time during such two-year period owned 15% or more of our outstanding stock; or

•	succeeds to any shares of our voting stock which at any time during such two year period were owned by an interested stockholder, in a transaction not involving a public offering.

This 66 2/3 % vote is not required if the business combination has been approved by two-thirds of our Board.

Our Certificate of Incorporation and Bylaws provide that the affirmative vote of holders of at least 66 2/3 % of the total votes, eligible to be cast in the election of directors, is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments. The Board has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is EquiServe, Inc.

SELLING HOLDERS

Information about the selling holders may change over time. Any changed information will be set forth in a prospectus supplement to the extent we are advised of such changes. From time to time, additional information concerning ownership of the shares may rest with certain holders thereof not named in the table below and of whom we are unaware. All information in the following tables and related footnotes has been supplied to us by the selling holders, and we have relied on their representations.

The following table and accompanying notes set forth certain information, as of June 15, 2005, regarding the selling holders. Under this prospectus, the selling holders and any of their respective transferees, assignees, donees, distributees, pledgees, or other successors-in-interest may offer and sell from time to time an aggregate of 11,586,438 (including 3,284,482 shares subject to issuance upon the exercise of our warrants) shares of our common stock. The shares listed below are being registered to permit public sales of these securities by the selling holders, and the selling holders may offer all, some or none of their securities.

The number of shares of common stock that may be actually purchased by certain selling holders and the number of shares common stock that may be actually sold by each selling holder will be determined by such selling holder. Because certain selling holders may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling holder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling holders upon termination of the offering. In addition, the selling holders listed below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares common stock since the date as of which the information in the tables is presented.

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling holders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years. Except as otherwise indicated, each person listed in the table below has informed us that it has (1) voting and investment power with respect to its shares of our common stock and (2) record and beneficial ownership with respect to its shares of our common stock.

The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that each selling holder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling holder and each selling holder will sell all of the shares of common stock owned by the selling holder and covered by this prospectus. If all of the shares of our common stock listed below are sold pursuant to this prospectus, then the selling holders will sell 11,586,438 shares of our common stock, or 22.2% of the total number of shares of our common stock then outstanding.

		Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percent	Number of Shares of Common Stock Offered by this Prospectus (2)	Number of Shares of Common Stock (1)	Percent
Mackay Shields(3) 9 W. 57th Street New York, NY 10019	20,871,069	34.6%	5,877,999	14,993,070	24.9%
Century National Insurance Company(4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	802,579	1.9%	361,405	441,174	1.1%
National Union Fire Insurance Company of Pittsburgh, PA(4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	2,131,048	5.0%	1,042,819	1,088,229	2.6%
Gene T. Pretti c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	184,430	*	7,960	176,470	*
Qwest Occupational Health Trust(4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	124,853	*	36,618	88,235	*
Qwest Pension Trust(4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	648,146	1.6%	206,972	441,174	1.1%
San Diego County Employees Retirement Association(4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	1,028,736	2.5%	87,565	941,171	2.3%
StarVest Convertible Securities Fund, Ltd. (4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	90,665	*	31,842	58,823	*
Zazove Aggressive Growth Fund, L.P. (4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	806,853	2.0%	189,209	617,644	1.5%
Zazove High Yield Convertible Securities Fund, L.P. (4) c/o Zazove Associates, LLC 1 Maritime Plaza San Francisco, CA 94111	695,325	1.7%	195,328	499,997	1.2%
Allianz Insurance Company(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160 Westport, CT 06881-5160	72,440	*	72,440	0	0%
Allianz Life Insurance Company(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160 Westport, CT 06881-5160	949,682	2.3%	949,682	0	0%
Allianz Underwriters Insurance Company(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160	18,309	*	18,309	0	0%
Fireman’s Fund Insurance Company(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160 Westport, CT 06881-5160	833,459	2.0%	833,459	0	0%
Jefferson Insurance Company of New York(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160 Westport, CT 06881-5160	29,454	*	29,454	0	0

		Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percent	Number of Shares of Common Stock Offered by this Prospectus (2)	Number of Shares of Common Stock (1)	Percent
Monticello Insurance Company(5) c/o Allianz of America, Inc. 55 Greens Farms Road P.O. Box 5160 Westport, CT 06881-5160	7,165	*	7,165	0	0%
Mellon HBV Master Global Event Driven Fund LP(6) c/o Mellon HBV Alternative Strategies 200 Park Avenue Suite 3300 New York, NY 10166-3399	132,466	*	132,466	0	0%
Mellon HBV US Event Driven Fund LP(6) c/o Mellon HBV Alternative Strategies 200 Park Avenue Suite 3300 New York, NY 10166-3399	104,604	*	104,604	0	0%
Mellon HBV Master Leveraged Global Event Driven Fund LP(6) c/o Mellon HBV Alternative Strategies 200 Park Avenue Suite 3300 New York, NY 10166-3399	11,941	*	11,941	0	0%
Lampe Conway & Co. LLC(7) 730 Fifth Avenue Suite 2102 New York, NY 10019	3,111,451	7.3%	517,429	2,594,022	6.1%
Triage Capital Management, LP(8) c/o Triage Management LLC 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	247,067	*	125,377	121,690	*
Triage Offshore Fund Ltd. (9) c/o Triage Advisors, LLC 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	989,056	2.4%	179,110	809,946	2.0%
OTATO LP (10) One Manhattanville Rd. Purchase, NY 10577	53,733	*	53,733	0	0%
Lonestar Partners, L.P. (11) 8 Greenway Plaza, Suite 800 Houston, TX 77046	318,418	*	318,418	0	0%
Philadelphia Brokerage Corporation(12) 992 Old Eagle School Road, Ste. 915 Wayne, PA 19087	612	*	612	0	0%
Robert Jacobs c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Ste. 915 Wayne, PA 19087	45,992	*	45,992	0	0%
Mark Zimmer c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Ste. 915 Wayne, PA 19087	45,992	*	45,992	0	0%
Robert Fisk c/o Philadelphia Brokerage Corporation 992 Old Eagle School Road, Ste. 915 Wayne, PA 19087	50,000	*	50,000	0	0%
CRT Capital Group LLC (13) 262 Harbor Drive Stamford, CT 06902	20,697	*	20,697	0	0%

*  Less than 1%

(1)	Includes shares of common stock issuable upon the conversion of Series A Preferred Stock held by the selling holders. The initial conversion ratio is 7.3529 shares of common stock per share of Series A Preferred Stock. The shares of common stock issuable upon the conversion of each selling holder’s Series A Preferred Stock is as follows: Mackay Shields – 13,823,452; Century National Insurance Company – 441,174; National Union Fire Insurance Company of Pittsburgh, PA – 1,088,229; Gene T. Pretti – 176,470; Qwest Occupational Health Trust – 88,235; Qwest Pension Trust – 441,174; San Diego County Employees Retirement Association – 941,171; StarVest Convertible Securities Fund, Ltd. – 58,823; Zazove Aggressive Growth Fund, L.P. – 617,644; Zazove High Yield Convertible Securities Fund, L.P. – 499,997; Lampe Conway & Co. LLC – 1,323,522; Triage Capital Management, LP – 117,646; and Triage Offshore Fund, Ltd. – 470,586. None of such shares of common stock issuable upon the conversion of the Series A Preferred Stock are being registered hereunder or are being offered by the selling holders under this prospectus.
(2)	Other than 8,301,956 total shares of unregistered common stock resulting from the exercise of warrants, this number of shares represents warrants to purchase shares of our common stock. The unregistered common stock is owned as follows: Mackay Shields—5,909,840; Zazove Aggressive Growth Fund – 30,000; Zazove High Yield Convertible Securities – 60,000; Allianz Insurance Company – 72,440; Allianz Life Insurance Company – 949,682; Allianz Underwriters Insurance Company – 18,309; Fireman’s Fund Insurance Company – 833,459; Jefferson Insurance Company of New York – 29,454; Monticello Insurance Company – 7,165; Mellon HBV Master Global Event Driven Fund – 132,466; Mellon HBV US Event Driven Fund – 104,604; Mellon HBV Master Leveraged Global Event Driven Fund – 11,941; Philadelphia Brokerage Corporation – 612; Robert Jacobs – 45,992; Mark Zimmer – 45,992; Robert Fisk – 50,000. Messrs. Jacobs, Zimmer and Fisk are employees of Philadelphia Brokerage Corp.
(3)	Mackay Shields, LLC is an indirect wholly owned subsidiary of New York Life Insurance Company.
(4)	These funds are managed by Zazove Associates, LLC. Gene T. Pretti, a principal of Zazove Associates, LLC, exercises sole voting or dispositive power with respect to these securities.
(5)	These companies are wholly owned subsidiaries of Allianz of America, Inc., which exercises sole voting or dispositive power with respect to these securities.
(6)	These holders are funds of Mellon HBV Alternative Strategies, LLC, which is an indirect wholly owned subsidiary of Mellon Financial Corp. While Mellon Financial Corp. has subsidiaries that are registered broker-dealers, Mellon HBV is neither a registered broker-dealer, nor associated with a registered broker-dealer. Mellon HBV purchased the securities in the ordinary course of business and, at the time of purchase, had no agreement or understanding with us to distribute the securities.
(7)	Steven Lampe is the managing member of Lampe Conway & Co., LLC and has voting and dispositive power over the securities.
(8)	Triage Management, LLC, the general partner of Triage Capital Management, LP, has voting and dispositive control in respect of securities held by Triage Capital Management, LP. Leon Frenkel, Senior Manager, is the sole manager at Triage Management, LLC.
(9)	Triage Advisors, LLC has voting and dispositive control in respect of securities held by Triage Offshore Fund, Ltd. Leon Frenkel, Senior Managing Director, is the sole manager at Triage Advisors, LLC.
(10)	Ira Leventhal, a U.S. citizen, may be deemed to have voting and dispositive power over the securities. Mr. Leventhal disclaims beneficial ownership. OTATO Limited Partnership is under common control with and is an affiliate of, a registered broker-dealer and may be deemed to be an underwriter. OTATO purchased the securities in the ordinary course of business and, at the time of purchase, had no agreement or understanding with us, and, to our knowledge, with any other person, to distribute the securities.
(11)	Lonestar Capital Management, LLC is the general partner of Lonestar Partners, L.P. Jerome L. Simon is the sole manager of Lonestar Capital Management, LLC.
(12)	Philadelphia Brokerage Corporation is controlled by partners Kevin Hamilton, Robert Fisk, and Sean McDermott, who have voting and dispositive power over the securities. Philadelphia Brokerage is a registered broker-dealer and served as a placement agent for the offering of the 2008 Notes and warrants. All securities held by Philadelphia Brokerage in connection with the 2008 Notes offering, and subject to this registration statement, were issued to Philadelphia Brokerage as compensation, and Philadelphia Brokerage did not serve as an underwriter.
(13)	C. Michael Vaughn, Jr., the Managing Member of CRT Capital Group LLC, exercises sole voting or dispositive power with respect to these securities. CRT is a registered broker-dealer and may be deemed to be an underwriter. CRT purchased the securities in the ordinary course of business and, at the time of purchase, had no agreement or understanding with us, and, to our knowledge, with any other person, to distribute the securities.

PLAN OF DISTRIBUTION

We are registering a total of 11,586,438 shares of our common stock, of which 8,301,956 shares are issued and outstanding and 3,284,482 shares are issuable upon the exercise of warrants for resale by the selling holders. We will not receive any of the proceeds from the sale by the selling holders of the shares of the common stock although we may receive up to approximately $35,000 upon exercise of all of the warrants by the selling holders. A selling holder is a person named in the section of this prospectus entitled “Selling Holders” and also includes any donee, pledgee, transferee, or other successor-in-interest selling shares of our common stock received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution, or other non-sale related transfer.

We will bear all costs, fees and expenses in connection to our obligation to register the shares of the common stock offered by this prospectus. If the shares of common stock are sold through broker-dealers or agents, the selling holders will be responsible for any compensation to such broker-dealers or agents.

The selling holders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purpose of this prospectus.

The selling holders will sell their shares of common stock subject to the following:

•	all or a portion of the shares of common stock beneficially owned by selling holders or their respective pledgees, donees, transferees or successors-in-interest, may be sold on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in combination of such transactions;

•	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale; and

•	some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or hedging transactions. The selling holders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of common stock in the course of hedging in positions they assume. The selling holders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan pledge shares of common stock to broker-dealers or agents that in turn may sell such shares.

In connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling holders and receive commissions from the purchasers of the shares of common stock for whom they act as broker-agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. We know of no existing arrangements between stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

The selling holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profits realized by the selling holder, and commissions paid, or any discounts or concessions allowed to any broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling holder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling holders and participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock, pursuant to the terms of the registration rights agreement entered into with the selling holders, including, without limitation, SEC fees and expenses of compliance with state securities or “blue sky” laws.

The selling holders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes. We will indemnify the selling holders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreement or the selling holders will be entitled to contribution. We will be indemnified by the selling holders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling holders for use in this prospectus, in accordance with the registration rights agreement or will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than affiliates.

LEGAL MATTERS

The validity of the shares of our common stock that may be sold using this prospectus will be passed upon for us by Miles & Stockbridge P.C., McLean, Virginia.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated by reference into this prospectus and registration statement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION, DATED JUNE 27, 2005

11,586,438 Shares of Common Stock, par value $0.01 per share

QuadraMed Corporation

PROSPECTUS

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table provides the fees and expenses, payable by our Company in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fees, all amounts are estimates.

SEC registration fee		$8,826
Other fees		$—
Printing and filing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses		$—
Transfer agent fees		$—

Total		$8,826

*	To be filed by amendment.

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Certificate of Incorporation and Bylaws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit, plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of that fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and Bylaws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Certificate of Incorporation or Bylaws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

The registration rights agreement associated with the 2008 Notes provides that the holders of the 2008 Notes and warrants shall indemnify the Company and its directors and officers from and against any and all losses, claims, damages, expenses (including reasonable costs of investigation and fees, disbursements, and other charges of counsel and any amounts paid in settlement) or other liabilities to which the Company or its directors and officers may become subject under the securities laws, any other federal law, any state or common law rule or regulation which results from, arises out of, or is based upon any untrue, or alleged untrue, statement or omission, or alleged omission, of material fact by the holders contained in any registration statement, prospectus, or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing, if such information was furnished in writing by the holder to the Company for use in such document.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of June 30, 2004, by and among QuadraMed Corporation, Sawgrass, LLC, Tempus Software, Inc. and each of the shareholders of Tempus Software, Inc. (Exhibit 2.1 to our Current Report on Form 8-K as filed with the SEC on July 15, 2004.)

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Form on Form 8-K as filed with the SEC on November 1, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Quarterly Report Amended on Form 10-Q/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No. 333- 112040, as filed with the SEC on January 21, 2004.)

4.4	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.5	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.6	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.12	Form of Warrant to Purchase Common Stock. (Exhibit 4.11 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.13	Subordinated Indenture, dated as of May 1, 1998, between QuadraMed and The Bank of New York. (Exhibit 4.6 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.14	Officers’ Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture. (Exhibit 4.7 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.15	Registration Rights Agreement dated as of June 15, 2004, by and between QuadraMed and the investors identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004.)

4.16	Registration Rights Agreement dated as of June 30, 2004, by and between QuadraMed and the shareholders identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on July 30, 2004.)

4.17	Form of Preferred Stock certificate for the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 4.17 to our Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on August 25, 2004.)

5.1	Opinion of Miles & Stockbridge, P.C. regarding the validity of the securities offered. (Exhibit 5.1 to Pre-Effective Amendment No.1 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on March 26, 2004.)

23.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney. (Exhibit 24.1 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on January 21, 2004.)

**	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 27th day of June, 2005.

QUADRAMED CORPORATION

By:	/s/ LAWRENCE P. ENGLISH
Lawrence P. English
Chairman, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ LAWRENCE P. ENGLISH Lawrence P. English		Chairman, Chief Executive Officer (Principal Executive Officer)	June 27, 2005

/s/ JOHN C. WRIGHT John C. Wright		Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2005

/s/ F. SCOTT GROSS* F. Scott Gross		Director	June 27, 2005

/s/ WILLIAM K. JURIKA* William K. Jurika		Director	June 27, 2005

/s/ ROBERT L. PEVENSTEIN* Robert L. Pevenstein		Director	June 27, 2005

/s/ CORNELIUS T. RYAN* Cornelius T. Ryan		Director	June 27, 2005

/s/ JOSEPH A. FESHBACH* Joseph A. Feshbach		Director	June 27, 2005

/s/ ROBERT W. MILLER* Robert W. Miller		Director	June 27, 2005

/s/ JAMES E. PEEBLES* James E. Peebles		Director	June 27, 2005

* By:	/s/ LAWRENCE P. ENGLISH Lawrence P. English	Attorney-in-Fact	June 27, 2005

EXHIBIT INDEX

Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of June 30, 2004, by and among QuadraMed Corporation, Sawgrass, LLC, Tempus Software, Inc. and each of the shareholders of Tempus Software, Inc. (Exhibit 2.1 to our Current Report on Form 8-K as filed with the SEC on July 15, 2004.)

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on November 1, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Quarterly Report Amended on Form 10-Q/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.4	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.5	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.6	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.12	Form of Warrant to Purchase Common Stock. (Exhibit 4.11 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.13	Subordinated Indenture, dated as of May 1, 1998, between QuadraMed and The Bank of New York. (Exhibit 4.6 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.14	Officers’ Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture. (Exhibit 4.7 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.15	Registration Rights Agreement dated as of June 15, 2004, by and between QuadraMed and the investors identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.16	Registration Rights Agreement dated as of June 30, 2004, by and between QuadraMed and the shareholders identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on July 15, 2004.)

4.17	Form of Preferred Stock certificate for the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 4.17 to our Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on August 25, 2004.)

5.1	Opinion of Miles & Stockbridge, P.C. regarding the validity of the securities offered. (Exhibit 5.1 to our Registration Statement on Form S-3, No. 333-121298, as filed with the SEC on December 15, 2004.)

23.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney. (Exhibit 24.1 to our Registration Statement on Form S-3, No. 333-121298, as filed with the SEC on December 15, 2004.)

**	Filed herewith.